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                                                                Exhibit 99(m)(v)

                                 FAIRPORT FUNDS
           Agreement Pursuant to Plan of Distribution Under Rule 12b-1


         Roulston Research Corp. (RRC) is the distributor of the shares of beneficial interest of Fairport Midwest Growth Fund, Fairport Growth and Income Fund, and Fairport Government Securities Fund (each a "Fund"), each of which is a separate series of Fairport Funds, a registered investment company under the Investment Company Act of 1940 (the "Trust"). Roulston & Company, Inc. (RCI) is the investment adviser for each Fund. The Trust has adopted a Plan of Distribution pursuant to Rule 12b-1 (a "Plan") under the Investment Company Act of 1940, as amended (the "Act") pursuant to which RRC is authorized to make payments for activities and expenses intended to result in the sale of each Fund's shares or to assist shareholders of the Fund's shares. This Agreement will confirm our understanding under which RRC will make payments to you for activities authorized by the Plan and under which RCI will make additional payments to you for such activities.

         To the extent that you provide services to customers who may, from time to time, directly or beneficially own shares of a Fund ("Clients"), including
(i) if you are a licensed broker-dealer, providing assistance with respect to the distribution of shares, including the distribution of prospectuses and sales literature to new investors ("Distribution Assistance") or (ii) if you are providing personal services to shareholders, including answering routine customer inquiries regarding such Fund, assisting customers in changing dividend options, account designations and addresses, assisting in the establishment and maintenance of customer accounts records, and in the processing of purchase and redemption transactions, investing dividends and capital gains distributions automatically in shares and providing such other service as the Fund or customer reasonably request ("Shareholder Services"), RCI will make monthly payments to you in an amount equal to the following percentage (determined on an annual basis) of the Fund's average daily net asset value per share, multiplied by the number of shares of such Fund owned by your Clients: .10% for Shareholder Services, and RRC will make monthly payments to you in an amount equal to the following percentage (determined on an annual basis) of the Fund's average daily net asset value per share, multiplied by the number of shares of such Fund owned by your Clients: .25% for Shareholder Services, for a total of .35%. Such payments shall be made by the 10th day of the month following the month for which such compensation is determined. You will bear, without reimbursement, any expenses incurred by you in rendering the foregoing services.

         Notwithstanding the above, RRC and RCI, respectively, will accrue such fees until such time as Clients of yours have invested in such Fund a share value of at least $100,000, at which time all accrued 12b-1 payments and other payments will be paid to you; provided, however, that such fees will not accrue for more than a trailing 12-month period.

         We agree that instructions to purchase or redeem shares ("Instructions") shall be deemed to have been received by us as of the day on which the Instructions were placed by you with the Fund or its designated agent ("Trade Date"), if such Instructions are received by you from a Client, or from a person having discretion over the Client's account, prior to the earlier of 4:00 p.m. Eastern Time or the close of regular trading on the New York Stock Exchange (the "Valuation Time") on a Business Day (as that term is defined in the Funds' most current


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prospectus) and transmitted to the Fund's designated agent no later than 8:30
a.m. Eastern Time, on the next Business Day following such Trade Date ("Cut-Off Time"). You understand that Instructions received in proper form by the Funds' designated agent after the Cut-Off Time on any Business Day shall be treated as if received by the Funds' designated agent on such Business Day. You have advised us that you have implemented control procedures reasonably designed to limit the transmission of orders with respect to any Business Day to those orders actually received before the Valuation Time on any such Business Day. You will, within 10 business days after a written request, provide a description of such control procedures and any records created in the implementation of such procedures to the Trust.

         Except for the limited purpose in the immediately preceding paragraph, nothing in this Agreement shall be deemed or construed to make you an employee, agent, representative or partner of RRC, RCI, the Trust or of the Funds or any affiliates thereof, and neither you nor any of your affiliates is authorized to act for RRC, RCI, the Trust, the Funds or any affiliates thereof or to make any representations on behalf of any of them. Without limiting the foregoing sentence and except as provided in the immediately preceding paragraph, this Agreement does not constitute you an agent of RRC, RCI, the Trust, the Funds or any affiliates thereof for purposes of selling, redeeming or exchanging Shares and to the extent you are involved in the purchase, redemption or exchange of Shares, such involvement will be as agent of your Client.

         This Agreement shall not take effect as to any Fund until it has been approved by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting called for the purpose of voting on the Plan or any such agreements.

         This Agreement is subject to annual approval by votes of a majority of both (a) the Board of Trustees of the Trust and (b) the Rule 12b-1 Trustees, cast in persons at a meeting called for purpose of voting on the Plan or such agreements. This Agreement shall continue in effect for a period of more than one year from the date of its execution or adoption only so long as such continuance is specifically approved at least annually in the manner just stated.

         This Agreement may be terminated as to any Fund at any time without the payment of any penalty by vote of majority of the Rule 12b-1 Trustees of the Trust, or by a vote of a majority of the outstanding securities of such Fund, upon sixty days within notice to you.

         This Agreement shall terminate automatically in the event of its assignment, as that term is defined in the Act and the rules adopted thereunder.

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         Please indicate your agreement to the terms of this Agreement by signing and returning a copy to:

Roulston Research Corp.                      Roulston & Company, Inc.
4000 Chester Avenue                          4000 Chester Avenue
Cleveland, Ohio  44103                       Cleveland, Ohio  44103

Roulston Research Corp.                      Roulston & Company, Inc.



By:                                           By:
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                          Date                                         Date
ACCEPTED AND AGREED:

PNC Bank, National Association



By:
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                         Date



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